Barclays PLC
    1 Churchill Place    London
    E14 5HP
17 December 2020

Julia Wilson

Dear Julia,

Following your recent discussions with Nigel Higgins, Chairman of Barclays PLC, I am pleased to confirm your appointment as an independent non-executive director of Barclays PLC (the ‘Company’ or ‘BPLC’). BPLC and its subsidiaries and associated companies are referred to as the 'Barclays Group' in this letter.

1.Appointment

(a)This letter and its enclosures are a contract for services and not a contract of employment. Reference to your appointment in this letter means any or all of the offices as set out in 1(b) - (c) below.

(b)With effect from 1 April 2021, you will serve as an independent non-executive director of BPLC.

(c)During your appointment, you may be required to serve on Committees (whether standing or ad hoc) of the Board of Directors of BPLC (the 'BPLC Board'), membership of which will be agreed with you at the time. Committee membership will be considered on appointment and will be subject to accepted principles of good governance and the needs of the BPLC Board at the time. In that regard, the Board has approved your appointment as a member of the BPLC Audit Committee with effect from your appointment date.

2.Term

(a)Subject to the termination provisions in section 3 below, your appointment will be for an initial term of 3 years from the date of your appointment and subject to the annual re-election by shareholders (see below). On or before the expiry of your initial term, and subject to the needs of the BPLC Board at the time, you may be invited to serve for a further term of up to three years. Non-executive directors will not usually serve for more than six years, however this is subject to the discretion of the Board Nominations Committee.
(b)Your appointment, including any extension of your term, is subject to the following:

i.the Company’s Articles of Association;
ii.annual re-election by shareholders at the BPLC AGM, in accordance with the UK Corporate Governance Code;
iii.your ongoing ability to satisfy the standards and obligations applicable to directors of public companies, and, in particular, any regulatory standards expected of directors of banks and financial services firms, including if applicable, the need for regulatory approval and other requirements placed on directors under the Senior Managers Regime including compliance with the Senior Manager and Individual Conduct Rules;
iv.your ongoing fitness to serve as a company director and/or, if applicable, in a Senior Manager function;
v.your ongoing performance and contribution to the BPLC Board, as assessed by the BPLC Board having regard to relevant information, including the annual review of the effectiveness of the BPLC Board and individual directors and the importance of such contribution is to the Company’s continued long-term sustainable success;
vi.the needs of the BPLC Board having regard to the skills, knowledge and experience required to oversee the business, which may change over time.

(c)You undertake to inform the Company Secretary or Chair of BPLC or relevant regulatory authority of any change in your personal or professional circumstances that might impact your ability to continue in your role as an independent non-executive director of BPLC. This includes, but is not limited to:

i.You being charged with and/or convicted of a criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);
ii.You becoming bankrupt (or its equivalent status in any other jurisdiction) or become insolvent or enter into any arrangements or composition with your creditors; and
iii.You being subject to personal sanction in respect of any of your other roles, or guilty of a breach of the Senior Manager or Individual Conduct Rules, any serious misconduct or conduct which is calculated or likely to bring the Barclays Group or any of its directors or subsidiaries into disrepute or which conflicts with the Barclays Values, a copy of which will be included in your appointment pack.

3. Termination

(a)Your appointment is conditional upon you satisfying and maintaining on an ongoing basis, the requirements of section 2 above.

(b)This appointment can be terminated at any time by either party giving notice in writing to the other. Both parties agree that, in order to facilitate an orderly exit and succession, and where circumstances permit, they will provide reasonable notice to the other of their intentions to terminate the appointment. In accordance with the UK Corporate Governance Code, if you choose to resign and have concerns about the operation of the BPLC Board or the Management of the Company then you should provide a written statement to the Chair for circulation to the BPLC Board, which outlines your concerns.

(c)There is no entitlement to any payment for loss of office. Regardless of the reason for termination, you will only be entitled to such fees and expenses as have accrued and are due to you as at the date of termination.

(d)Prior to the termination of your appointment, to the extent applicable and if so requested, you will prepare and provide to the Company a handover note in respect of your Senior Manager responsibilities in accordance with the Company's policy, or otherwise in a form prescribed by the Company sufficient for it to comply with its obligations in that respect.

(e)On termination of your appointment, you will immediately deliver to the Company all documents, records, papers or other company property which may be in your possession or under your control and which relate in any way to the business affairs of the Company or the Barclays Group. You agree not to retain any copies or duplicates in any format.

(f)On termination of your appointment and whether or not you have formally resigned from your position, you will be deemed to have done so with effect from the date of termination. You agree that, on termination, relevant members of the Barclays Group are entitled to issue any announcements and make any filings or notifications required as a result of you ceasing to be a director.

4.Fees

(a)In respect of your appointment, you will receive a fee (‘Fee’) of:
i.£90,000 per year payable in respect of your directorship of BPLC;
ii.£30,000 per year payable in respect of your membership of the BPLC Audit Committee; and
iii.Such other fee as shall be payable in respect of any other Committee memberships as advised to you on appointment to a Committee.
(b)The Fee is payable monthly in arrears by direct credit into your nominated bank account less any tax and any other statutory deductions. On termination, you will only be entitled to such amount of the Fee as has accrued at the date of termination.

(c)Any reasonable out of pocket expenses that you incur in performing your duties will be reimbursed in accordance with our standard expenses policy, a copy of which is available on request.

(d)The Fee may be subject to any amendment or qualification as required by any law, regulation or regulatory authority including but not limited to tax and national insurance deductions as applicable.

(e)To ensure alignment with the Barclays Group’s interests, all directors of BPLC are encouraged to hold shares in BPLC. All dealings are subject to the Barclays Group Securities Dealing Code, a copy of which is available on request. You will be required to take £30,000 of your Fee, after tax and any other statutory deductions, in BPLC shares (‘Shares’). The Shares will be purchased twice a year after the announcement of the BPLC full and half-year financial results. The Shares will be held on your behalf until the termination of your appointment; an agreement setting out the details for signature and return will be included in your appointment pack.

(f)There is no contractual entitlement to any increase in your Fee during your appointment. Directors’ fees are reviewed periodically by the BPLC Board Remuneration Committee and benchmarked to the market.

(g)Aside from the Fee, you are not eligible to receive any contractual benefits. As a non-executive director, you are not eligible to participate in any benefit schemes, including but not limited to the Barclays Group’s incentive award, long term incentive schemes and the Barclays Group’s pension scheme, nor to receive any payment or cash allowances in lieu.

5.Directors Share Qualification

Under the Company's Articles of Association, you are required to hold £500 in nominal value (2,000 Shares of 25p each) of BPLC within two months of your appointment. In accordance with the Barclays Group Securities Dealing Code, you must obtain clearance to deal before you acquire these or any other BPLC securities. If you would like assistance in purchasing these Shares, please let me know and I will arrange this for you.

6.Role as a non-executive director

(a)The attached role profile will form part of your contract for services. The role profile may be changed from time to time, and once notified to you, shall be deemed to replace the attached and form part of your contract for services.

(b)As an independent non-executive director, your primary responsibilities include providing effective oversight and constructive challenge, helping to develop proposals on strategy and then fully empowering the executive directors to implement the strategy.

(c)Non-executive directors have the same legal responsibilities and duties as any other director and are required to take decisions in the best interests of the Company. The BPLC Board as a whole is collectively responsible for promoting the long-term sustainable success of the Company, generating value for shareholders and contributing to wider society. All directors must act with integrity, lead by example and promote the desired culture. The BPLC Board is responsible for: supervising the Company's affairs by providing effective and entrepreneurial leadership within a framework of prudent and effective controls and risk management; establishing the Company's purpose, values and strategy and ensuring that these align with the Company's culture; ensuring that the necessary resources are in place for the Company to meet its objectives and measure performance against them; reviewing management performance, offering specialist advice and holding management to account; and ensuring effective engagement with, and encourage participation from, shareholders and stakeholders and ensuring that workforce policies and practices are consistent with the Company’s values and support its long-term sustainable success.

(d)During your appointment you agree to diligently perform such duties, responsibilities and functions (whether statutory, fiduciary or common law) as are consistent with your position and role profile as an independent non-executive director and with any relevant Barclays Group policies and procedures.

(e)To the extent applicable, during your appointment you will discharge your responsibilities under the Statement of Responsibilities allocated to you by the Company and in your capacity as a Senior Manager maintain appropriate records in respect thereof.

7.Time Commitment
(a)In accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role on the BPLC Board including being available to devote additional time to the role during periods of increased activity or in response to market developments. Directors are also expected to attend the BPLC AGM, usually held in April / May and be available afterwards to meet with and answer questions from shareholders.

(b)The agreement of the BPLC Board must be sought before accepting additional appointments to any other company, corporate body, or entity, during your tenure that might affect the time that you are able to devote to your role.

(c)All directors are expected to attend all Board meetings. The BPLC Board is expected to formally meet up to eight times a year and on an ad-hoc basis as required. Some of the meetings may be held overseas. You will also be required to attend meetings of Committees of which you are a member.

(d)There is a standing invitation to all non-executive directors to attend any other BPLC Board Committee meeting. Please inform the relevant BPLC Committee Chair if you wish to attend a meeting of which you are not a member.

(e)Directors are expected to set aside sufficient time to consider the papers in advance of BPLC Board and Committee meetings. Papers are normally circulated to directors in the week prior to the relevant meeting.

(f)Your expected average time commitment for your role as a BPLC non-executive director is 35-40 days per year, including membership of any Committees.

8.Conflicts of interests and outside interests

(a)As a director you have a duty to avoid conflicts of interest and to disclose personal interests in contracts.

(b)It is accepted and acknowledged that you have business activities and other interests outside of the Company such as but not limited to: directorships, trusteeships, advisory positions, shareholdings or other significant commitments. Subject to such interests not giving rise to an actual or potential conflict, the Company does not object to you continuing with such interests provided they have been fully disclosed (including but not limited to, details of the associated time commitments and notification of any commercial relationship with the Barclays Group) and accepted by the Company prior to your appointment. Should you become aware of any actual or potential conflicts of interest in the course of your appointment, these should be discussed with the Chair of BPLC as soon as possible and authorised by the BPLC Board. All conflicts must be recorded in accordance with the BPLC Board’s stated policy.

(c)As set out above, you must seek permission from the BPLC Board before taking on any additional outside interests.

9.Induction, Values and Support

(a)To assist directors in making a contribution to the BPLC Board as quickly as possible, all directors are offered a comprehensive induction programme, details of which will be provided to you when you join the BPLC Board. We will also provide briefings on the details of procedures regarding the disclosure of any conflicts of interest, data protection, the control of inside information and for obtaining clearance to deal in BPLC securities.

(b)The Barclays Values (Respect, Integrity, Service, Excellence and Stewardship) are a central part of everything we do. The Values form a critical part of how the Barclays Group is changing, as well as our purpose and behaviours. You will be expected to act in accordance with the Values as a non-executive director of the Company, and, in particular, to follow our Code of Conduct (known as the Barclays Way).

(c)As a non-executive director, you are expected to devote sufficient time to developing and refreshing your knowledge and skills to ensure that you have the knowledge and understanding to contribute to the BPLC Board effectively. On-going training and briefings on particular topics will be made available for this purpose, including any topics that you may request.

(d)As Group General Counsel and Company Secretary, I am available to all directors to support the effective and efficient discharge of their duties and to assist with any queries.

(e)Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Where it is deemed appropriate for you to seek advice from independent legal advisers, you may, with the prior written agreement of the Company Secretary, seek independent advice at the Company's expense.

10.Confidentiality

(a)You will appreciate that the business of the Company and the Barclays Group is a specialised and competitive business. In the course of your appointment you will have access to and knowledge of, the trade secrets and confidential information of the Company and the Barclays Group. You acknowledge that the disclosure of any trade secrets or confidential information to actual or potential competitors of the Company and/or any Barclays Group company would place the Company and/or the Barclays Group at a serious competitive disadvantage and would do serious damage, financial and/or otherwise, to its or their business and business development and would cause immeasurable harm.

(b)You must neither during the term of your appointment (except in the proper performance of the duties of your office or with the express written consent of the BPLC Board) nor at any time (without limit) after the termination of your appointment except where disclosure is required by law, by an order of a competent court or by a regulatory body:

i.publish, divulge or communicate to any person, company, business entity or other organisation or to the media or any social media;
ii.use for your own purposes or for any purposes other than those of the Company or the Barclays Group; or
iii.through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any confidential information

(c)These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any breach by you of the provisions of this letter or other default of yours.

(d)All notes, memoranda, records and documents (in whatever form or media held) that you make during the term of your appointment in performing your duties as non-executive director will belong to the Barclays Group and will be handed over to the Company together with any copies promptly from time to time on reasonable request of any Barclays Group company and at the end of your appointment.

(e)Nothing in this letter, including but not limited to the provisions on confidentiality above, is intended to or shall prevent you from raising concerns in line with the Company's internal reporting processes or making any disclosure to governmental bodies, law enforcement authorities and/or regulators as permitted or required under applicable law or regulation (including but not limited to a “protected disclosure” within the meaning of Part 43A (Protected

Disclosures) of the Employment Rights Act 1996 and to any protected disclosures made about matters previously disclosed to another recipient).

11.Dealing in Barclays Securities

(a)Your attention is drawn to the requirements under both law and regulation regarding the disclosure of price sensitive information. Matters relating to BPLC may from time to time give rise to price sensitive information which must be held under strict confidentiality conditions.

(b)Your responsibilities will be explained to you as part of your induction. You should avoid taking any action that might risk a breach of these requirements. If you need any assistance in understanding your obligations, please contact me.

12.Indemnification and insurance

(a)As a statutory director of BPLC you will have the benefit of and are able to rely upon an indemnity from BPLC. Your indemnity is of course in addition to any other protection available to you by virtue of the provisions of statute, common law or indeed any specific contract.

(b)To formalise the indemnification arrangements referred to above, you will be issued with a deed of indemnity from BPLC and instructions on what steps you need to take to enter into the deed and to accept its terms and conditions.

(c)As a UK statutory director you will be deemed to be an insured person for the purpose of the Barclays Group’s current policy of Directors’ and Officers’ Liability Insurance subject to its terms and conditions.

13.Data Privacy

(a)The Company and any Barclays Group company shall process your personal information for HR, compliance, administrative and other purposes related to your appointment and the conduct of the business of the Barclays Group, for the purposes of the Company's legitimate interest or as required by law (the 'Agreed Purposes'). Processing includes obtaining, holding, editing, destroying or disclosing your personal information to any Barclays Group company and/or any third parties (for example, insurers, banks and new Barclays Group companies following a business transfer or merger) for the Agreed Purposes (‘Processing’ or ‘Process’). The Company may also transfer your information to any other Barclays Group company and/or any third parties (for example, insurers, banks and new Barclays Group companies following a business transfer or merger) in order to Process your personal information for the Agreed Purposes.

(b)You agree to comply with all applicable laws, regulations and policies of Barclays Group in relation to data protection and privacy. Further, you agree to provide your personal information to the Company and the Barclays Group and consent to the Processing of that information for the Agreed Purposes. This may include transfers to recipients based in another country to your place of appointment (either within or outside the EEA).

14.Facilitation of tax evasion

During your appointment, you will not knowingly do anything or omit to do anything to facilitate tax evasion, whether in the United Kingdom or in any other jurisdiction, and will immediately report to the BPLC Board any concerns or suspicions of tax evasion, the facilitation thereof or other financial crime by employees, agents, suppliers, customers and clients of the Barclays Group.

This letter and enclosures set out the main terms of your appointment and on acceptance will constitute a contract for services.

Please confirm your acceptance of the appointment as set out in this letter by signing and returning the enclosed duplicate letter. If I can help with any further information, please do not hesitate to contact me.

Yours sincerely,

Stephen Shapiro
Group General Counsel and Company Secretary
Barclays PLC

Enclosures:
•Role Profile for BPLC non-executive directors
•Dates for BPLC Board and Committee meetings

I agree to the terms and conditions of my appointment as set out in this letter dated 17 December 2020.

Signed:
Name:	Julia Wilson
Date: